Exhibit 99

FOR IMMEDIATE RELEASE DATE: OCTOBER 24, 2013	CONTACT:	BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2013, AND
DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, OH; October 24, 2013 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•	reported first quarter net sales of $80,486,000, an increase of 8% as compared to $74,719,000 in the same period of the prior fiscal year;

•	reported first quarter net income of $1,865,000 or $0.08 per share as compared to net income of $1,830,000 or $0.08 per share for the same period of the prior fiscal year;

•	declared a regular quarterly cash dividend of $0.06 per share payable November 12, 2013 to shareholders of record November 5, 2013; and

•	commented that it sees strong growth in sales and earnings for fiscal 2014, and a very favorable outlook longer-term.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended September 30
	2013	2012	% Change
Net Sales	$80,486	$74,719	8%

Operating Income	$2,839	$3,027	(6)%

Net Income	$1,865	$1,830	2%

Earnings Per Share (diluted)	$0.08	$0.08	0%

	9/30/13		6/30/13
Working Capital		$77,473		$76,703
Total Assets		$172,104		$169,179
Long-Term Debt	$	nil	$	nil
Shareholders’ Equity		$142,802		$141,690

LSI Industries Inc. Fiscal 2014 First Quarter Results
October 24, 2013

First Quarter Fiscal 2014 Results

Net sales in the first quarter of fiscal 2014 were $80,486,000, an increase of 8% as compared to last year’s first quarter net sales of $74,719,000.  Lighting Segment net sales increased 6.6% to $59,471,000, Graphics Segment net sales increased 30.4% to $14,008,000, Electronic Components Segment net sales decreased 11.7% to $5,080,000 and All Other Category net sales decreased 20.7% to $1,927,000.  The fiscal 2014 first quarter net income of $1,865,000, or $0.08 per share, compares to fiscal 2013 first quarter net income of $1,830,000, or $0.08 per share.  Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at September 30, 2013 included current assets of $105.6 million, current liabilities of $28.1 million and working capital of $77.5 million, which includes cash of $9.4 million.  The current ratio was 3.8 to 1.  The Company has shareholders’ equity of $142.8 million, no long-term debt, and borrowing capacity on its commercial bank facilities as of September 30, 2013 of $35 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $35 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions, if any.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.06 per share payable November 12, 2013 to shareholders of record as of November 5, 2013.  The indicated annual cash dividend rate for fiscal 2014 is $0.24 per share.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions, if any.

Company Comments

Robert J. Ready, Chief Executive Officer, commented, "I am pleased to report that the main two economic engines of our business, the Lighting and Graphics Segments, experienced strong growth during the first quarter of the new fiscal year.  Lighting sales to niche markets and national accounts increased over 8%, while sales to the commercial/industrial market increased nearly 18%.  The Graphics Segment achieved an impressive sales increase of over 30% during the first quarter of this year as compared to the same period of the prior year.  With the first quarter of fiscal 2014 just completed and the start of the second quarter well underway, I can report to you that I am very excited and optimistic about both the short-term and the longer-term growth prospects for LSI Industries.  Barring any major unforeseen events, fiscal 2014 is anticipated to be a good year.

"The first quarter started strong and continued to build momentum throughout the period.  New order entry and product shipments have continued to grow during the second quarter-to-date, driven by our highly successful new product introductions.  In the last few months we have introduced the Sterling™, AeroMax™, Crossover® Legacy™, Scottsdale® Legacy™ and XLPG products.  All of these new lighting fixtures are based on solid-state LED lighting technology.

LSI Industries Inc. Fiscal 2014 First Quarter Results
October 24, 2013

"Currently, approximately 40% of our total volume of lighting products utilize LEDs.  We are a leader in this important and rapidly growing transformational lighting technology.  LED-based lighting is without a doubt changing the lighting landscape and LSI Industries is very well-positioned to benefit from this trend.  We will continue to focus our research and new product development activities in the LED space.  We will be making investments in new manufacturing capabilities to meet the demand for our solid-state LED products.  Our mission is to be recognized as the leader in designing, engineering, manufacturing, controlling, and supporting solid-state LED lighting products.

"LED lighting products for interior applications continue to receive increased attention as business establishments convert from traditional fluorescent lighting.  Here, LSI Industries is focusing on this opportunity and will be introducing additional LED-based product families for interior lighting applications.  Our goal is to become a leader in the interior lighting market just as we are in the outdoor lighting market.  You can expect to see a series of new product announcements beginning later this quarter.  We believe this combination of exterior and interior LED lighting products, combined with our world-class graphics and LED video display products, will give LSI Industries a unique and strong competitive advantage in this dynamic growth industry.

"The move to LED lighting is taking place not only in the United States but internationally as well.  Our recently introduced Legacy product line and related area lighting products were instrumental in winning a petroleum re-imaging project that will, when completed, result in upgrading over 250 facilities located in over 11 countries.  Currently, over 8% of our total lighting revenues come from international sources.  In addition, through our association with LSI International Corp. (an independently owned unaffiliated company), we are positioned to receive sales for LED lighting products as well as for components and electronic systems for the control of LED video systems.  LSI International, which serves primarily Middle Eastern and European markets, has particular expertise in integrated LED video systems applicable to commercial buildings and entertainment productions.

"Finally, with regard to our lighting business, we continue to see progress and strong contributions from our specification-grade independent representatives who joined LSI Industries earlier in the year.  This progress is being driven in large part by our extensive LED knowledge base and related product offerings.  Our integration of advanced communications products to control lighting is also moving forward as we support the operations and management of Virticus, which we acquired in March of 2012.  Our recently introduced Sterling (XSB) LED area light is available with the LSI Virticus integrated wireless control and information systems.  The luminaire, complete with controls, is designed and manufactured in LSI's US facilities.

"Our graphics business, a key part of our fundamental and long-term strategy of promoting the concept of lighting + graphics = image, is experiencing much improved operating results.  Sales for the first quarter increased over 30% and operations contributed to overall profits.  We are confident that the graphics group will report profitable and improved operating results during the second quarter and remainder of fiscal 2014.  This swing from losses in fiscal 2013 to profits in fiscal 2014 will have a very positive impact on our earnings.  Our graphics management team has had a number of recent "wins" with national retail accounts.  The mood of retail imaging appears to be improving somewhat and we are busy quoting a number of attractive new graphics opportunities.

"Investors in LSI Industries know the value we place on maintaining a strong financial condition and the payment of regular cash dividends.  LSI Industries is conservatively capitalized and without debt.  Cash flow is strong and comfortably funds our working capital, capital expenditures, product development and research, and cash dividends.

"In summary, fiscal 2014 promises to be a year of strong sales and earnings growth.  And, a year where we continue to build foundations for the future, especially with regard to establishing LSI Industries as the leading company providing solid-state LED-based lighting and graphics technologies and solutions to a wide range of customers.

"We invite you to attend our Annual Shareholders' Meeting to hear more about our plans for fiscal 2014 and the future.  It will be held at our Corporate Headquarters in Blue Ash, Ohio on November 21, 2013 at 10:00 a.m."

LSI Industries Inc. Fiscal 2014 First Quarter Results
October 24, 2013

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, and the results of asset impairment assessments.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

Leadership.  Strength.  Innovation.  Those are the key values behind the smart vision upon which LSI Industries Inc. was founded when established in 1976.  Today LSI demonstrates this in our dedication to advancing technology throughout all aspects of our business – in both product solutions and production techniques.  We are committed to American innovation through technology.

We are a vertically integrated manufacturer who combines assimilated technology, design and manufacturing to produce the most efficient, high quality products possible.  We are dedicated to advancing solid-state technology to make affordable, high performance, energy efficient lighting and custom graphic products that bring value to our customers.  In addition, we can provide sophisticated lighting and energy management control solutions to help customers manage their energy performance.  Further, we offer design support, engineering, installation and project management for custom graphics rollout programs for today’s retail environment.

LSI is proud to be an American company with an American work force, building an American product.  We are a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North America, Latin America, Australia, New Zealand, Asia, Europe and the Middle East.  Our major markets include the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  Headquartered in Cincinnati, Ohio, LSI has facilities in Ohio, Kansas, Kentucky, New York, North Carolina, Oregon, Rhode Island, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

As we redefine LSI Industries' place in the markets we serve, we will emphasize our commitment to preserving the foundation of a well-managed, financially strong and creatively unique company with even stronger emphasis on a growing technology base.  Through the Leadership, Strength and Innovation that is core to our culture, we move forward continuing our transition to a technology-reliant company with lighting and graphics and the ability to provide the stronger performance our many partners expect.

LSI Industries Inc. Fiscal 2014 First Quarter Results
October 24, 2013

For further information, contact either Bob Ready, Chief Executive Officer, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2014 First Quarter Results
October 24, 2013

Condensed Consolidated Statements of Operations

 (in thousands, except per
 share data; unaudited)
	Three Months Ended September 30
	2013	2012
Net sales	$80,486	$74,719

Cost of products and services sold	61,364	56,848

Gross profit	19,122	17,871

Selling and administrative expenses	16,283	14,844

Operating income	2,839	3,027

Interest expense, net	12	20

Income before income taxes	2,827	3,007

Income tax expense	962	1,177

Net income	$1,865	$1,830

Income per common share
Basic	$0.08	$0.08
Diluted	$0.08	$0.08

Weighted average common shares outstanding
Basic	24,353	24,304
Diluted	24,487	24,373

Condensed Consolidated Balance Sheets
 (in thousands, unaudited)

	September 30, 2013	June 30, 2013
Current Assets	$105,575	$105,913
Property, Plant and Equipment, net	45,370	45,350
Other Assets	21,159	20,916
	$172,104	$169,179

Current Liabilities	$28,102	$26,210
Long-Term Debt	--	--
Other Long-Term Liabilities	1,200	1,279
Shareholders’ Equity	142,802	141,690
	$172,104	$169,179